EXHIBIT 10.3

EMPLOYMENT, TRANSITION AND CONSULTING AGREEMENT

THIS EMPLOYMENT, TRANSITION AND CONSULTING AGREEMENT is entered into May 22, 2008, effective as of May 7, 2008 (“Employment Agreement”), by and between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (the “Company”), and RONALD J. NAPLES (“Executive”).

BACKGROUND:

Executive has been employed by the Company as its Chairman of the Board and Chief Executive Office pursuant to an employment agreement dated March 11, 1999, as amended in part effective July 21, 2004 (“Prior Agreement”). The term of employment under the Prior Agreement automatically extended effective January 1, 2008. Executive has informed the Company of his intention to retire in 2008. The Company and Executive desire to provide for the continuation of the employment relationship between Executive and the Company until the date of Executive’s retirement, to provide certain retirement benefits and to provide for continued services in a consulting capacity following retirement, all to ensure smooth transition. The Company and Executive intend, by this Employment Agreement, to establish the terms and conditions of Executive’s continued employment and retirement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the Company and Executive amend and restate the Prior Agreement to read as follows:

1. Employment. The Company hereby continues to employ Executive and Executive hereby accepts continued employment with the Company as the Chairman of the Board and Chief Executive Officer of the Company upon the terms and conditions contained herein.

2. Duties.

(a) During the Term of Employment, Executive shall perform all duties consistent with the position of Chairman of the Board and Chief Executive Officer of the Company, as well as any other duties which are assigned to him by the Board which are commensurate with his position. Executive will devote his entire time and best efforts to fulfill faithfully, responsibly and satisfactorily those duties and to further the Company’s best interests.

(b) During the Term of Employment, Executive shall not engage in any commercial activities which are in any way in competition with the activities of the Company (provided, however, that this shall not restrict Executive from holding up to 1% of the outstanding capital stock or other securities of any publicly traded entity which conducts activities in competition with the activities of the Company) or which may in any way interfere with the performance of his duties or responsibilities to the Company.

(c) Subject to Paragraph 8, nothing contained in this Employment Agreement shall restrict or prohibit Executive from serving on boards of eleemosynary institutions or on the boards of up to two publicly traded entities.

3. Term. The term of Executive’s employment hereunder shall commence on May 7, 2008 and shall end on the Retirement Date (the “Term of Employment”) unless either the Company or Executive shall have given the other at least ninety days’ notice of a desire to terminate before the Retirement Date.

4. Base Salary and Bonuses. In exchange for Executive’s promises contained herein, the Company shall compensate him in the following manner:

(a) Base Salary. Effective March 1, 2008 the Company shall compensate Executive at the Base Salary of $682,500 per annum, payable in equal installments on the same basis as other senior salaried officers of the Company for services prior to Executive’s Separation from Service.

(b) Bonuses. During the Term of Employment, Executive will continue to participate in the Quaker Global Annual Incentive Plan (“GAIP”); for the purposes of Executive’s participation under GAIP as currently in effect, he will have a mid/target award percentage of 75% of base salary, with a maximum potential award equal to 140% of base salary. Executive shall participate in such other bonus and annual incentive plans applicable to senior salaried officers of the Company as may be hereafter adopted by the Company. The Company may pay Executive such other bonus or bonuses, if any, as the Board, in its sole discretion, shall determine.

(c) Special Bonuses. A one-time bonus of $565,000 shall be paid on the date this Employment Agreement is executed in 2008 and a one-time bonus of $77,326 shall be paid on December 30, 2008.

(d) Withholding. The amounts set forth herein are subject to appropriate withholdings and deductions as required by law.

5. Long-Term Performance Incentive Plan. During the Term of Employment, Executive shall continue to be eligible for continued participation in the Company’s Long-Term Performance Incentive Plan (the “Incentive Plan”). The Compensation Committee may grant Executive awards under the Incentive Plan in the Compensation Committee’s sole discretion. Executive shall be eligible to participate in such other long-term incentive based compensation plans as may be hereafter adopted by the Company.

6. Retirement and Other Benefit Plans.

(a) During the Term of Employment, Executive shall be entitled to participate in the Company’s employee benefit plans as they are in existence on the date of this Employment Agreement or as they may be amended hereafter. At the present time, Executive is entitled to participate in various plans, including, without limitation, the following plans to the same extent as other senior salaried officers of the Company: Group Medical Insurance Plan, Dental Plan, Disability (short and long term) Plan, Group Term Life Insurance, and Retirement Savings Plan.

Notwithstanding the foregoing, Executive may elect that the Company provide him with insured “indemnity type” medical insurance coverage (as opposed to the type of coverage which would otherwise have been provided) and, in that event, Executive shall reimburse the Company in the amount he would have been required to pay for HMOQPOS coverage.

(b) The Quaker Chemical Corporation 1995 Naples Supplemental Retirement Income Program and Agreement, as amended and restated effective May 14, 2004 (the “Naples SURP”), shall continue in effect, subject to amendment as hereinafter provided. The Naples SURP may be amended in a manner consistent with any amendments made to the Quaker Chemical Corporation Supplemental Retirement Income Program; provided, however, no such amendment will reduce or limit any of the benefits thereunder. In addition, the Naples SURP shall be amended to (i) comply with Section 409A of the Code, (ii) provide that Executive’s March 2001 award of 100,000 restricted shares shall be taken into account as a bonus payment of $343,200 (20,000 shares at $17.16 per share) in each year beginning with 1997 and ending with 2001 (and not when income was recognized), (iii) provide that the annual incentive bonuses in the highest three of the last ten years (not five years) will be taken into account, and (iv) provide that in the event of Executive’s Separation from Service on account of Retirement or a Severance Event, (A) there shall be no reduction in the benefit payable under the Naples SURP because Executive completes fewer than 15 years of employment with the Company or commences payment of the benefit prior to attainment of age 65, and (B) for the right of Executive to elect, in 2008 and on or before the earlier of the Retirement Date or a Severance Event (the “Applicable Date”), to receive his benefit under the Naples SURP in the form of three approximately equal installments. The first such installment shall be paid to Executive on the Delayed Payment Date and the remaining two installments shall be paid to Executive on the first and second anniversaries of the Applicable Date (or the next business day if such date or anniversary is not a business day). For purposes of determining the amount of the installments, the actuarial equivalent present value as of the Applicable Date of the benefit otherwise payable to Executive under the Naples SURP in the form of a single life annuity commencing at the Applicable Date shall be determined, and the installments shall be the actuarial equivalent of such present value. Actuarial equivalent shall be determined using the applicable interest rate under Section 417(e)(3) of the Code and, for purposes of determining present value (and not the amount of the installments), the applicable mortality table under Section 417(e)(3) of the Code, in both cases prior to amendment by the Pension Protection Act of 2006 if the Applicable Date is prior to December 1, 2008, consistent with the methodology shown in the example attached hereto as Exhibit A. In the event Executive makes a timely election to receive the Naples SURP benefit in the form of three installments and dies after the Applicable Date and before the three installments have been paid, the installments not paid to Executive shall be paid to Executive’s Beneficiary. Exhibit A shows the amount payable to Executive under the Naples SURP in the event the Applicable Date is the Retirement Date and Executive makes a timely election to receive the Naples SURP benefit in the form of three installments. Executive continues to waive any rights he may have to participate in or to receive benefits under the Quaker Chemical Corporation Supplemental Retirement Income Program. Executive shall be fully vested in the benefits accrued under the Naples SURP and such benefits shall be nonforfeitable, notwithstanding the termination of his employment with the Company prior to his reaching normal retirement age.

7. Other Benefits. During the Term of Employment, Executive shall be provided with the following additional benefits:

(a) The Company shall reimburse Executive for the cost of his membership in one country club for his business related use thereof.

(b) The Company shall reimburse Executive, upon proper accounting, for reasonable expenses and disbursements incurred by him in the course of his performance of the duties hereunder.

(c) Executive shall be entitled to five weeks of vacation each year without reduction in salary.

(d) The Company shall reimburse Executive up to $8,000 per calendar year for annual tax preparation and financial planning services.

(e) The Company shall make available to Executive an automobile (and appropriate insurance thereon) for business related use, said vehicle to be of his choosing up to a vehicle cost of $45,000.

8. Executive Covenants. In order to induce the Company to enter into this Employment Agreement, Executive hereby agrees as follows:

(a) Except for and on behalf of the Company and except with the consent of or as directed by the Board, Executive will keep confidential and shall not divulge to any other person or entity during the Term of Employment or thereafter any of the business or trade secrets, names and purchase histories of customers, formulae and processes of manufacture, or other confidential information regarding the Company which has not otherwise become public knowledge.

(b) All papers, books and records of every kind and description relating to the business and affairs of the Company, whether or not prepared by Executive, shall be the sole and exclusive property of the Company, and Executive shall surrender them to the Company at any time upon the request by the Board.

(c) During the Term of Employment and for a period of two years after the termination of Executive’s employment, regardless of the reason for such termination, Executive will not (i) participate, directly or indirectly, as a director, stockholder or partner, or have any direct or indirect financial interest as creditor, in any business which, directly or indirectly, competes with the Company; provided, however, that this subparagraph (c) shall not restrict Executive from holding up to 1% of the outstanding capital stock or other securities of any publicly traded entity which conducts activities in competition with the activities of the Company, or (ii) solicit any customers of the Company on behalf of himself or any other person, firm or company; or (iii) within any place in the world (the Company being global in nature and its business being international), directly or indirectly, individually or jointly, as employee or in any other capacity enter into or become engaged in the exploitation, development, manufacture or sale of any products used or capable of use in competition with the products of the Company or in any process, method, or apparatus which would facilitate the manufacture or sale of products used or capable of use in competition with the Company’s products.

(d) The Company shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Paragraph 8 specifically enforced by any court having equity jurisdiction. Executive acknowledges that any breach or threatened breach of the provisions of this Paragraph 8 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including any recovery of damages from Executive.

9. Definitions. As used in this Employment Agreement, the following capitalized words and terms shall have the following meanings:

“Beneficial Owner” shall have the meaning ascribed to it in Rule 13(d)-3 under the Exchange Act.

“Beneficiary” shall mean (a) the person or persons designated by Executive to receive benefits payable to a beneficiary under this Employment Agreement as a result of Executive’s death, such designation to be in a writing filed by Executive with the Company’s human resources department on or before Executive’s death, or (b) if Executive fails to so designate a beneficiary or the designated beneficiary predeceases Executive, Executive’s surviving spouse or, if Executive has no surviving spouse, his estate.

“Benoliel Family” shall mean Peter A. Benoliel, his wife, his children and their respective spouses and children, and all trusts created by or for the benefit of any of them.

“Board” means the Company’s Board of Directors.

“Cause” means:

(i) The willful and continued neglect (after having received notice thereof and a reasonable opportunity to cure or correct from the Board) by Executive of Executive’s duties under this Employment Agreement; or

(ii) The willful engaging by Executive in a continued course of misconduct (after having received notice thereof and a reasonable opportunity to cure or correct from the Board) which is materially injurious to the Company, monetarily or otherwise;

and Executive shall have been given notice thereof from the Board and an opportunity (with counsel) to be heard by the Board and the Board shall have made a reasonable and good faith finding that Executive was guilty of the conduct set forth in subparagraph (i) or (ii) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the Compensation/Management Development Committee of the Board.

“Delayed Payment Date” means (i) in the case of a payment or benefit due on account of a Severance Event, the date that is six months after the Severance Event (or, if such day is not a business day, the next business day), or (ii) in the case of a payment or benefit due on account of Retirement, the date that is six months after the Retirement Date (or, if such day is not a business day, the next business day).

“Disability” shall have the definition contained in Paragraph 11(b).

“Effective Date” means the date on which a Significant Transaction occurs.

“Escrow Agent” means Wachovia Bank, National Association, or such other national banking association designated by the Company on or before the Effective Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means any of the following which occurs or is effective before the Retirement Date:

(i) Other than in connection with Executive’s retirement as contemplated in Paragraph 11(f), the failure of Executive to be elected as a director of the Company, or the failure of Executive to be elected the Chairman of the Board of the Company, or the failure of the Company to elect Executive as, or to permit Executive to perform the duties of, the Chief Executive Officer of the Company, which failure is not remedied within thirty (30) days after the receipt by the Company of notice thereof from Executive; or

(ii) A breach by the Company of any material provision of this Employment Agreement, which breach is not remedied within thirty (30) days after the receipt by the Company of notice thereof from Executive; or

(iii) An amendment of the Company’s By-Laws (which amendment is not approved by Executive), the effect of which is a material adverse change in the duties and responsibilities of the Company’s Chief Executive Officer; or

(iv) The relocation of the principal executive offices of the Company (including the principal office of Executive) to a location outside the continental United States, which relocation is not initiated or proposed by Executive; or

(v) The Company is not or ceases to be a corporation with stock registered pursuant to Sections 12(b) or 12(g) of the Exchange Act; or

(vi) A determination to terminate employment for any reason whatsoever is made by Executive during the period beginning nine (9) and ending eighteen (18) months after the occurrence of a Significant Transaction.

“In-Kind Benefits Rule” means, with respect to in-kind benefits subject to Section 409A of the Code, that in-kind benefits provided during any calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

“Person” shall have the meaning ascribed to it in Sections 13(d) and 14(d) of the Exchange Act.

“Reimbursement Rule” means, with respect to reimbursements subject to Section 409A of the Code, that (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and (ii) the reimbursement of an eligible expense shall be made as soon as practicable after Executive requests such reimbursement, but not later than the December 31 following the calendar year in which the expense was incurred and not earlier than the Delayed Payment Date.

“Retirement” means Executive’s Separation from Service on the Retirement Date which shall occur automatically pursuant to the terms of this Employment Agreement in the event Executive’s Separation from Service has not occurred before the Retirement Date.

“Retirement Date” means October 3, 2008.

“Separation from Service” means Executive’s separation from service with the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

“Severance Allowance” means:

(i) For the purposes of Paragraph 10(a)(i) (i.e., with respect to a Severance Event following a Significant Transaction), an amount equal to 300% of the sum of (x) Executive’s then current annual rate of Base Salary, plus (y) the greatest of the annual amounts paid to Executive by the Company under all bonus and annual incentive plans and discretionary bonuses during any of the three (3) calendar years immediately preceding the year in which the Significant Transaction occurred, but in no event shall the amount under (y) be less than the amount of a mid-level bonus which would otherwise have been payable to Executive for the calendar year in which the Significant Transaction occurred.

(ii) For the purposes of Paragraph 11(e) (i.e., with respect to all other Severance Events), an amount equal to 300% of the sum of (x) Executive’s then current annual rate of Base Salary plus (y) the greater of the average of the amounts paid to Executive by the Company under all bonus and annual incentive plans and discretionary bonuses for the two (2) calendar years immediately preceding the year in which the Severance Event occurred or the amount of a mid-level bonus which would otherwise have been payable to Executive for the calendar year in which the Severance Event occurred.

“Severance Event” means Executive’s Separation from Service before the Retirement Date for any reason other than (i) Executive’s death or Disability, (ii) by the Company for Cause, (iii) by Executive for other than Good Reason, or (iv) by reason of Executive having given the Company notice of intention to terminate pursuant to Paragraph 3. A Severance Event shall include Executive’s Separation from Service by reason of the Company having given Executive notice of termination pursuant to Paragraph 3, but shall not include Executive’s Separation from Service on the Retirement Date.

“Significant Transaction” means the occurrence of any of the following before the Retirement Date:

(i) A Person (other than the Company or its wholly-owned subsidiaries; or any ESOP or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of capital stock of Company; or any other Person who is as of the date of this Employment Agreement an executive officer of the Company or any group of Persons of which he or she voluntarily is a part) is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities or such lesser percentage of voting power, but not less than 15%, as determined by the members of the Board who are independent directors (as defined in the New York Stock Exchange, Inc. Listed Company Manual); provided, however, that a Significant Transaction shall not be deemed to have occurred under the provisions of this subparagraph (i) by reason of the Beneficial Ownership of voting securities by members of the Benoliel Family unless the Beneficial Ownership of all members of the Benoliel Family (including any other individuals or entities who or which, together with any member or members of the Benoliel Family are deemed to constitute a Person) exceeds 50% of the combined voting power of the Company’s then outstanding securities; or

(ii) During any two-year period during the Term of Employment, directors of the Company in office at the beginning of such period plus any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in subparagraphs (i) or (iii) hereof) whose election to the Board or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the Board; or

(iii) The consummation of (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after merger as they had in the Common Stock immediately before, or (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(iv) The Company’s shareholders or the Board shall approve the liquidation or dissolution of the Company.

10. Significant Transaction.

(a) (i) On or before the Effective Date, the Company shall deliver to Escrow Agent a sum (“Escrow Fund”) equal to the applicable Severance Allowance; provided, however, that notwithstanding any provision of this Employment

Agreement to the contrary (A) such transfer shall not be made if it would result in the imposition of additional tax under Section 409A(b)(5) of the Code, and (B) after such transfer, the funds shall remain available to satisfy claims of the Company’s general creditors. The Escrow Fund shall be invested by Escrow Agent in certificates of deposit with duration not more than thirty (30) days issued by any bank (including Escrow Agent) or savings institution the accounts of which are insured by the FDIC (and, unless otherwise agreed by the Company and Executive, with a maximum of $100,000 in any single such institution). Any cash accumulation with respect to the Escrow Fund in the form of interest shall be the property of and shall be payable by Escrow Agent to the Company (or to any successor to the Company) as received by Escrow Agent and are not part of the Escrow Fund.

(ii) In the event of the occurrence of a Severance Event during the three (3) year period following a Significant Transaction, Executive shall send Escrow Agent and the Company (or its successor) a demand, within thirty (30) days of the Severance Event, that the Escrow Fund be paid to him in accordance with this subparagraph (ii) and subparagraph (vi) (a “Demand”). If the Company (or its successor) does not send an objection to the Demand which states that a Severance Event has not occurred and sets forth specific and detailed facts for the reason for said statement (an “Objection”) to Escrow Agent and Executive prior to the end of the Objection Period (hereafter defined), Escrow Agent shall pay (or commence to pay) the Escrow Fund to Executive on the Delayed Payment Date. The Objection Period shall begin on the date of the Demand and shall end at 5:00 p.m. Philadelphia time, on the tenth calendar day following the date of the Demand, or if such day is not a day when Escrow Agent is generally open for business in Philadelphia, the Objection Period shall end at 5:00 p.m. Philadelphia time on the next day after such tenth day that Escrow Agent is generally open for business in Philadelphia. For purposes of this Paragraph 10(a), notwithstanding the provisions of Paragraph 18, a Demand and an Objection shall not be deemed received until Escrow Agent shall have actually received the Demand or Objection, as the case may be, and all time frames specified in this subparagraph (ii) shall be measured from the actual date of Escrow Agent’s receipt.

(iii) If Escrow Agent receives an Objection before the end of the Objection Period, Escrow Agent shall not pay (or commence to pay) the Escrow Fund to Executive, and, except as provided herein, shall not comply with any claims, demands or instructions from Executive and/or the Company (or its successor) with respect to the Escrow Fund. Escrow Agent shall not be or become liable in any way to the Company (or its successor), Executive or any other person or entity for its failure or refusal to comply with such conflicting claims or demands. Escrow Agent shall be entitled to refuse to act until (1) such conflicting claims or demands shall have been finally determined by an award in an arbitration proceeding (pursuant to Paragraph 17), or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent, or (2) Escrow Agent shall have received security or indemnity satisfactory to Escrow Agent sufficient to save it harmless from and against any and all loss, liability or expense which it may incur by reason of its acting. Escrow Agent may, in addition, elect to commence an interpleader action or seek other judicial relief or orders as it may deem necessary. All of Escrow Agent’s reasonable costs and expenses of bringing and maintaining such action, including but not limited to reasonable fees and expenses of separate counsel for Escrow Agent, shall be paid by the Company (or its successor). Escrow Agent shall pay (or commence to pay) the Escrow Fund to Executive as soon as practicable after, but no later than the end of the first calendar year in which, Executive and the Company enter into a legal binding settlement of the dispute, the Company concedes that the Escrow Fund is payable to Executive, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.

(iv) If an arbitration proceeding or an interpleader action is commenced by reason of the Company having sent an Objection to a Demand and if said proceeding or action results in a finding or decision in favor of Executive (i.e., that the Objection was improper or inappropriate), then (A) the amount the Company shall pay to Executive under Paragraph 10(a)(iii) shall be increased by (I) interest earned on the Escrow Fund from the date of the Objection to the date the Escrow Fund is paid to Executive, and (II) an amount equal to 25% of the Escrow Fund, and (B) the Company shall reimburse Executive for Executive’s costs and expenses (including counsel fees) in said proceeding or action, subject to the Reimbursement Rule.

(v) If Escrow Agent does not receive a timely Demand from Executive by November 30, 2008, Escrow Agent shall pay the Escrow Fund to the Company (or its successor) with ten (10) business days of such date.

(vi) The Escrow Fund (and any other amounts due to Executive under this Paragraph 10(a)) shall be paid (A) in a single sum if (I) the Significant Transaction also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5) or any successor thereto, and (II) the Severance Event occurs within two (2) years following such Significant Transaction, or (B) in monthly installments in any other case, where the amount of the first monthly installment shall equal the Escrow Fund (and any other amounts due to Executive under this Paragraph 10(a)) multiplied by a fraction, the numerator of which is the number of full months between the Severance Event and the date payment of the Escrow Fund commences (but not more than thirty-six), and the denominator of which is thirty-six (36). The number of additional monthly installments, if any, shall equal the positive excess of thirty-six (36) over the numerator of the fraction described in the previous sentence and each such installment shall be equal to one thirty-sixth (1/36th) of the Escrow Fund (and any other amounts due to Executive under this Paragraph 10(a)).

(vii) Escrow Agent’s duties and responsibilities shall be limited to those expressly set forth herein. Escrow Agent shall not be subject to, nor obligated to recognize, any other agreement between or direction or instruction of any of the parties to this Employment Agreement or of any third party even though reference thereto may be made herein. If any portion of the Escrow Fund is at any time attached, garnished or levied upon, or in case the transfer or delivery of the Escrow Fund shall be stayed or enjoined, or in the case of any other legal process or judicial order affecting the Escrow Fund, then Escrow Agent is authorized to comply with any such order in any manner as it or legal counsel of its own choosing deems appropriate; and if it complies with any process, order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity even though such order or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(viii) Escrow Agent shall not be liable for any act taken or omitted under this Employment Agreement except for its gross negligence or willful misconduct. Escrow Agent shall be fully protected in relying upon any instruction, notice, demand, certificate or document which Escrow Agent in good faith believes to be genuine. Escrow Agent may consult with legal counsel at the expense of the Company (or its successor) as to the construction of any of the provisions of this Employment Agreement, and Escrow Agent shall be fully protected in acting in good faith in accordance with any such advice.

(ix) Escrow Agent shall not be responsible in any respect for the form, execution, validity or genuineness of documents deposited under this Employment Agreement, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document.

(x) The Company (and its successors) shall indemnify, defend and hold Escrow Agent harmless against any loss, liability, costs, damages and expenses, including reasonable counsel fees, that are incurred by Escrow Agent and that are out of or in connection with its acceptance or administration of this Employment Agreement or being Escrow Agent under this Employment Agreement, except for those arising solely from Escrow Agent’s gross negligence or willful misconduct.

(xi) Escrow Agent may resign at any time by giving at least thirty (30) days written notice thereof. Within twenty (20) days after receiving the aforesaid notice, the Company (or its successor) and Executive shall jointly agree on and appoint a successor Escrow Agent at which time Escrow Agent shall distribute the Escrow Fund then held hereunder to the successor Escrow Agent.

(xii) The Company (or its successor) shall pay all usual and customary charges and fees of Escrow Agent due to the Escrow Agent for its services hereunder.

(xiii) This Paragraph 10(a) may be amended or canceled by and upon written notice to Escrow Agent at any time by each of the Company (or its successor) and Executive, but the duties, responsibilities or liabilities of Escrow Agent may not be increased without its prior consent.

(b) In the event of the occurrence of a Severance Event during the three (3) year period following a Significant Transaction, Executive shall be entitled to the payments and benefits provided for in Paragraphs 11(e)(i)(B) through (G).

11. Termination, Severance and Retirement Benefits.

(a) Death of Executive. In the event of the death of Executive (i) during the Term of Employment and before either the Retirement Date or the occurrence of a Severance Event, or (ii) during the period Executive is receiving Disability payments from the Company under Paragraph 11(b), all rights, benefits and obligations of Executive under this Employment Agreement shall cease except for benefits accrued to or accelerated at the date of death, and except that the Company shall pay a death benefit to Executive’s Beneficiary. The aggregate death benefit shall be an amount equal to 300% of the annual rate of Executive’s Base Salary in the calendar year in which death occurred or the Disability Termination occurred (under Paragraph 11(b)), and it shall be paid in thirty-six (36) equal consecutive monthly installments commencing thirty (30) days after the date of death.

(b) Disability of Executive. In the event that during the Term of Employment and before either the Retirement Date or the occurrence of a Severance Event, a mutually acceptable physician determines that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months (“Disability”), Executive or his legal representatives shall be entitled to elect to have his Retirement Date commence beginning thirty (30) days after such medical determination and upon such timely election the provisions of Paragraph 11(f) hereof shall govern in lieu of this Paragraph 11(b). If Executive or his legal representatives do not make such election within said thirty (30) day period, then Executive’s employment under this Employment Agreement (except for Executive’s obligations under Paragraph 8) shall terminate (the “Disability Termination”) on the thirty-first (31st) day after such medical determination and all rights, benefits and obligations hereunder shall cease except for benefits accrued to or accelerated at the date of the Disability Termination, and except that during the five (5) year period following the Disability Termination the Company (i) shall pay to Executive monthly an amount equal to the difference between one-twelfth (1/12) of the annual rate of Executive’s Base Salary in the calendar year in which the Disability Termination occurred and the gross monthly amount of disability payments by insurance or otherwise provided by Company for Executive, and (ii) shall continue in force medical insurance, dental insurance and term life insurance then being provided Executive pursuant to this Employment Agreement.

(c) Cause. The Company shall have the right to terminate Executive’s employment under this Employment Agreement for Cause. In the event of the termination of employment for Cause prior to the Retirement Date, all rights, benefits and obligations of the parties under this Employment Agreement (except for Executive’s obligations under Paragraph 8) shall immediately terminate except for benefits accrued to the date of termination.

(d) Good Reason. Executive shall have the right to terminate his employment under this Employment Agreement for Good Reason.

(e) Severance Events.

(i) Payments/Benefits. If a Severance Event occurs before Executive’s death, Disability Termination or the Retirement Date, Executive shall be entitled to the payments and benefits set forth in this Paragraph 11(e). Executive shall not be entitled to any benefits under this Paragraph 11(e) if Executive’s death, Disability Termination or the Retirement Date occurs before the Severance Event.

(A) The Company shall pay to Executive (or his Beneficiary) the applicable Severance Allowance. Except as otherwise provided in Paragraph 10(a)(vi) with respect to a Severance Event following a Significant Transaction, one-sixth (1/6th) of the Severance Allowance shall be paid to Executive (or his Beneficiary) on the Delayed Payment Date and one-thirty-sixth (1/36th) of the Severance Allowance shall be paid to Executive (or his Beneficiary) on the first business day of each of the following thirty (30) months.

(B) The Company shall pay to Executive (or his Beneficiary) the pro rata portion of any and all bonuses and annual incentive awards for the calendar year in which the Severance Event occurs, said pro rata portion to be calculated on the fractional portion (the numerator of said fraction being the number of days between January 1 and the date of the Severance Event, and the denominator of which is 365) of the target bonuses and annual incentive awards for such calendar year; provided, however, that such amount shall be offset by any annual incentive award payable to Executive (or his Beneficiary) under GAIP for the calendar year in which the Severance Event occurs. Such payment shall be made during the ninety (90) day period immediately following the end of the calendar year in which the Severance Event occurs or, if later, on the Delayed Payment Date.

(C) The Company shall pay to Executive (or his Beneficiary) the pro rata portion of any and all performance-based awards under the Incentive Plan or other long-term incentive based compensation plans in which Executive is then participating; provided, however, that such amount shall be offset by any awards payable to Executive (or his Beneficiary) under the Incentive Plan or other long-term incentive based compensation for the performance periods in which the Severance Event occurs. The pro rata portion shall be calculated on the fractional portion (the numerator of said fraction being the number of days between the first day of the applicable performance period and the date of the Severance Event, and the denominator of which is the total number of days in the applicable performance period) of the amount of the award which would have been payable had (i) the Severance Event not occurred, and (ii) the target level of performance been achieved for the applicable performance period. Such payment shall be made during the ninety (90) day period immediately following the end of the calendar year in which the Severance Event occurs or, if later, on the Delayed Payment Date.

(D) Executive shall be entitled to benefits under the Naples SURP as provided in Paragraph 6(b).

(E) The benefits under Paragraphs 7(a), (d), (e) and the medical, dental, disability and term life insurance coverage (or coverage similar thereto) being provided Executive immediately prior to the date of Separation from Service shall be continued in effect, at the Company’s expense, for a period ending on the earliest of five (5) years from the date of the Severance Event, the date on which Executive obtains new employment which provides him with such benefits or coverage, or the date of Executive’s death. The expenses eligible for reimbursement under Paragraphs 7(a) and (d) shall be subject to the Reimbursement Rule. Executive shall be required to pay for the use of the automobile and insurance thereon under Paragraph 7(e) during the six-month period following the Severance Event and shall be reimbursed (subject to clause (i) of the Reimbursement Rule) for such payment on the Delayed Payment Date; provided, however, that such payment and reimbursement shall not be required if Executive could otherwise deduct such expenses under Section 162 or 167 of the Code as business expenses incurred in connection with the performance of services (ignoring any applicable limitation based on adjusted gross income). The in-kind benefits provided under Paragraph 7(e) shall be subject to the In-Kind Benefits Rule.

(F) For a period of one (1) year following the date of the Severance Event, the Company shall make or cause to be made available to Executive at its expense reasonable outplacement counseling and other placement services comparable to those made available to the Company’s senior salaried officers prior to the earlier of the Effective Date or the date of the Severance Event.

(G) For a period equal to the shorter of (x) from the date of the Severance Event until Executive becomes Employed (hereafter defined), or (y) five (5) years from the Severance Event, the Company will provide Executive with a private office and secretarial service in the Company’s principal offices or, in Executive’s discretion, a comparable office and service elsewhere. Executive shall be required to pay for such office space and secretarial services during the six-month period following the Severance Event and shall be reimbursed (subject to clause (i) of the Reimbursement Rule) for such payment on the Delayed Payment Date; provided, however, that such payment and reimbursement shall not be required if Executive could otherwise deduct such expenses under Section 162 or 167 of the Code as business expenses incurred in connection with the performance of services (ignoring any applicable limitation based on adjusted gross income). The in-kind benefits provided under this subparagraph shall be subject to the In-Kind Benefits Rule.

(ii) Subsequent Employment. If Executive becomes Employed during the period with respect to which payments or benefits are continuing pursuant to Paragraphs 11(e)(i)(E) and/or 11(e)(i)(G): (1) Executive shall notify the Company not later than the day such employment commences; and (2) the benefits provided for in said subparagraphs shall terminate as of the date of such employment. For the purposes of this Paragraph 11(e)(ii), Executive shall be deemed to have become “Employed” by another entity or person only if Executive becomes essentially a full-time employee of a person or an entity (not more than 30% of which is owned by Executive and/or members of his family) and, for purposes of discontinuance of benefits under Paragraph 11(e)(i)(E), to the extent Executive’s new employment provides him with the particular benefits and coverage described therein. For purposes of this Paragraph 11(e)(ii), Executive’s “family” shall mean his parents, his siblings and their spouses, his children and their spouses, and Executive’s spouse and her parents and siblings. Nothing herein shall relieve the Company of its obligations accrued up to the time of termination.

(f) Retirement.

(i) In General. If Executive’s Retirement occurs before Executive’s death, Disability Termination or the date a Severance Event occurs, Executive shall be entitled to the Retirement benefits set forth in this Paragraph 11(f) and, notwithstanding any other provision of this Employment Agreement to the contrary, Executive shall not be entitled to any other payments or benefits under Paragraph 11. Executive shall not be entitled to any benefits under this Paragraph 11(f) if Executive’s death, Disability Termination or other Separation from Service occurs before the Retirement Date.

(ii) Consulting Arrangement. Executive shall provide services to the Company as a nonemployee consultant for the twenty-seven (27) month period following the Retirement Date (the “Consulting Period”) as follows:

(A) During the Consulting Period, Executive shall have such duties and responsibilities as are determined from time to time by the Board, subject to the last sentence of clause (B) of this Paragraph 11(f)(ii).

(B) During the Consulting Period, Executive’s services to the Company are expected to include, among other things, advice and assistance with strategic opportunities. However, Executive will not act as an agent of the Company without the prior written consent of the Board, Executive’s time commitment to the Company shall not exceed 20% of the average level of services performed by Executive during the 36-month period immediately preceding the Retirement Date, and Executive shall not be required to travel outside of the Philadelphia area more than five business days in any calendar month.

(C) On the Delayed Payment Date, the Company shall pay Executive (or his Beneficiary) $233,125 for consulting services during the first six months of the Consulting Period. During the remaining twenty-one (21) months of the Consulting Period, the Company shall pay Executive (or his Beneficiary) $20,834 per month for consulting services on the first business day of each such month. Such payments shall be made regardless of the amount of services provided by Executive during the Consulting Period.

(D) During the Consulting Period, the Company shall reimburse Executive (or his Beneficiary), upon proper accounting, for reasonable expenses and disbursements incurred by Executive in the course of his performance of the consulting services; provided, however, that such reimbursement shall be subject to the Reimbursement Rule.

(E) Except as otherwise required by applicable law, Executive will be solely responsible for the payment of all applicable federal, state and local income and employment taxes with respect to amounts paid during the Consulting Period.

(iii) Annual Bonus. The Company shall pay Executive (or his Beneficiary) a lump sum payment during the 2- 1/2 month period ending March 15, 2009 equal to the positive excess (if any) of (A) 100% of the annual bonus that would have been payable to Executive under the terms of the GAIP had Executive been employed by the Company on December 31, 2008, over (B) the annual bonus actually paid to Executive (or his Beneficiary), prior to any withholdings, under GAIP with respect to 2008.

(iv) Naples SURP. Executive shall be entitled to benefits under the Naples SURP as provided in Paragraph 6(b).

(v) Performance Incentive Units. With respect to each Incentive Plan three-year performance period that begins before and ends after the Retirement Date, the amount payable (if any) with respect to Performance Incentive Units granted before the Retirement Date shall be determined separately with respect to each such performance period and shall equal the positive excess (if any) of (i) the Applicable Percentage (as defined below) of the amount that would have been payable to Executive under the terms of the Incentive Plan with respect to such performance period had Executive been employed by the Company on the last day of such period, over (ii) the amount actually paid to Executive (or his Beneficiary), prior to any withholdings, under the Incentive Plan with respect to Performance Incentive Units granted to Executive with respect to such period. The Applicable Percentage shall be (x) 100% for the performance period ending December 31, 2008, (y) 67% for the performance period ending December 31, 2009, and (z) 33% for the performance period ending December 31, 2010. Such excess shall be paid in a lump sum to Executive (or his Beneficiary) during the 3- 1/2 month period immediately following the last day of the applicable performance period. For the avoidance of doubt, all amounts payable under this Paragraph 11(f)(v) shall be based on actual performance during the applicable performance period.

(vi) Options and Time-Based Restricted Stock. The Compensation Committee shall take any and all actions necessary under the Incentive Plan to (A) cause all options and time-based restricted stock granted to Executive and outstanding on the Retirement Date to become fully vested on the Retirement Date, and (B) cause all such options to remain exercisable until the earliest of (I) the stated expiration date of the option, (II) the third anniversary of the Retirement Date, or (III) the tenth anniversary of the original date of grant of the option.

(vii) Benefits. Upon Executive’s Retirement:

(A) The Company shall continue, at its expense, to make available to Executive the automobile made available under Paragraph 7(e) (the “Automobile”) until the earlier of Executive’s death or the expiration of the term of the Automobile lease in effect on December 31, 2010; provided, however, that Executive shall be required to pay for such lease during the six-month period following the Retirement Date and shall be reimbursed (subject to clause (i) of the Reimbursement Rule) for such payment on the Delayed Payment Date, except that such payment and reimbursement shall not be required if Executive could otherwise deduct such expenses under Section 162 or 167 of the Code as business expenses incurred in connection with the performance of services (ignoring any applicable limitation based on adjusted gross income); and further provided that the in-kind benefits provided under this subparagraph shall be subject to the In-Kind Benefits Rule;

(B) If the Company or Executive has an option to purchase the Automobile at the expiration of the term of the lease referred to in Paragraph 11(f)(vii)(A), Executive shall have the right to cause such purchase option to be exercised and to purchase the Automobile (at Executive’s expense) at its lease contract price;

(C) The Company shall provide Executive with a private office and secretarial service in the Company’s principal offices or, in Executive’s discretion, a comparable office and service elsewhere for the period ending on the earlier of December 31, 2013 or Executive’s death; provided, however, that Executive shall be required to pay for such office space and secretarial services during the six-month period following the Retirement Date and shall be reimbursed (subject to clause (i) of the Reimbursement Rule) for such payment on the Delayed Payment Date, except that such payment and reimbursement shall not be required if Executive could otherwise deduct such expenses under Section 162 or 167 of the Code as business expenses incurred in connection with the performance of services (ignoring any applicable limitation based on adjusted gross income); and further provided that the in-kind benefits provided under this subparagraph shall be subject to the In-Kind Benefits Rule;

(D) The Company shall continue to provide the tax preparation and financial planning services reimbursement provided under Paragraph 7(d) for a period ending on the earlier of December 31, 2011 or Executive’s death; provided, however, that such reimbursement shall be subject to the Reimbursement Rule;

(E) Executive and Executive’s spouse at the Retirement Date shall be eligible to participate in, and receive the same benefits as Executive and his spouse receive on the Retirement Date under, the Company’s medical and dental plans until Executive’s death; provided, however, that (i) such benefits shall be changed after the Retirement Date to the extent such benefits are changed for actively employed executives of the Company, (ii) Executive shall be entitled to make elections regarding his and his spouse’s coverage during open enrollment periods made available to actively employed executives of the Company, and such benefits shall be changed after the Retirement Date to reflect any such election, (iii) the Company shall pay the full cost of the medical and dental coverage provided to Executive and his spouse under this Paragraph 11(f)(vii)(E), (iv) upon Executive’s eligibility for coverage under Medicare, Executive’s coverage under the Company’s medical and dental plans shall be secondary to the coverage under Medicare, (v) upon Executive’s spouse’s eligibility for coverage under Medicare, Executive’s spouse’s coverage under the Company’s medical and dental plans shall be secondary to the coverage under Medicare, and (vi) the Company’s obligation to provide medical and dental coverage under this Paragraph 11(f)(vii)(E), but not the level of coverage provided, is independent of whether such coverage is available for retired executives under the Company’s health insurance program for actively employed executives;

(F) The Company shall reimburse Executive for fees and dues payable on account of his membership in one country club, such fees and dues to cover membership beginning on the Retirement Date and ending on the earlier of December 31, 2010 or Executive’s death; provided, however, that such reimbursement shall be subject to the Reimbursement Rule;

(G) The Company shall make annual installment payments to Executive in the amount of $11,500 each, with the first such installment to be paid on the Delayed Payment Date and subsequent installments to be paid in each January thereafter; provided, however, that no installments shall be due under this paragraph (G) after Executive’s death; and

(H) The Company shall continue to provide the following perquisites (to the extent provided to Executive on the day before the Retirement Date and in accordance with Company procedures as in effect on the day before the Retirement Date) to Executive during the period beginning on the Retirement Date and ending on the earlier of December 31, 2010 or Executive’s death: cellular telephone (including usage charges); BlackBerry (including usage charges); laptop computer; internet access; American Express platinum business credit card fee; airline club fees; publications; newspapers; periodicals; and dues and fees payable with respect to memberships in the organizations listed on Exhibit B. Notwithstanding the foregoing, (I) any such perquisite which is a reimbursement shall be subject to the Reimbursement Rule, and (II) with respect to any such perquisite which is provided in kind, Executive shall be required to pay for such perquisite during the six-month period following the Retirement Date and shall be reimbursed (subject to clause (i) of the Reimbursement Rule) for such payment on the Delayed Payment Date, except that such payment and reimbursement shall not be required with respect to any perquisite for which Executive would otherwise be entitled to a deduction under Section 162 or 167 of the Code as business expenses incurred in connection with the performance of services (ignoring any applicable limitation based on adjusted gross income); and further provided that the in-kind benefits provided under this subparagraph shall be subject to the In-Kind Benefits Rule.

12. Certain Additional Payments by the Company.

(a) Notwithstanding anything in this Employment Agreement to the contrary, if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 12) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive (a “Gross-Up Payment”) an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, and Excise Tax (and interest and penalties thereon) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the amount of the Excise Tax imposed upon the Payments. For purposes of this Paragraph 12, any additional tax under Section 409A(a)(1)(B)(i) shall not be taken into account for purposes of determining the amount of any payment due to or on behalf of Executive.

(b) Subject to the provisions of Paragraph 12(c), all determinations required to be made under this Paragraph 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent certified public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that such notice or request shall be made prior to the date of the payment of any Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Paragraph 12 by the Accounting Firm, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination or, if later, on the Delayed Payment Date. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 12(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred in accordance with the provisions of this Paragraph 12 and any such Underpayment shall be paid by the Company to or for the benefit of Executive within five (5) days of the remittance of the Excise Tax to the Internal Revenue Service or, if later, on the Delayed Payment Date.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment (including an Underpayment). Such notification shall be given as soon as practicable but no later than (10) ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including ,without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. All such costs and expenses incurred due to a tax audit or litigation addressing the existence of or amount of a tax liability under this Paragraph 12 shall be paid by the Company within thirty (30) days of the date payment of such expenses is due, but in any event not later than (A) December 31 of the year following the year in which the taxes are remitted to the taxing authority, or (B) where as a result of such audit or litigation no taxes are remitted, December 31 of the year following the year in which the audit is complete or there is a final and nonappealable settlement or other resolution of the litigation. Without limitation on the foregoing provisions of this Paragraph 12(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) The Accounting Firm shall determine, in accordance with the provisions of this Paragraph 12, the amount of any Underpayment associated with an amount advanced by the Company pursuant to Paragraph 12(c), and any such Underpayment shall be paid by the Company to Executive on the earlier of (i) December 31 of the year following the year in which the advance is paid to the Internal Revenue Service, or (ii) the date the Company exhausts its remedies pursuant to Paragraph 12(c). If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 12(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Paragraph 12(c)) promptly pay to the Company the amount of such refund (together with any Underpayment previously paid to Executive under the first sentence of this Paragraph 12(d) and associated with the refunded advance). If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 12(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance (and any Underpayment previously paid to Executive under the first sentence of this Paragraph 12(d) and associated with the refunded advance) shall offset, to the extent thereof, the amount of any Underpayment required to be paid.

(e) Notwithstanding any other provision of this Paragraph 12, the Company may, to the extent required by applicable law and rulings, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of the Gross-Up Payment, and Executive hereby consents to such withholding.

13. Indemnification. The Company shall defend and hold Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of the Company or any parent, subsidiary or affiliate of the Company. Expenses incurred by Executive in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of Executive to repay said amount unless it shall ultimately be determined that Executive is entitled to be indemnified hereunder; provided, however, that this shall not apply to a non-derivative action commenced by the Company against Executive.

14. Insurance. Executive consents and agrees that the Company may, at its expense, purchase key man life and/or disability insurance coverage on Executive. Executive will, if requested to do so, cooperate and assist the Company in obtaining such insurance and will execute such applications and related documents and submit to such physical examinations as shall be reasonably required.

15. Conflicting Agreements. Each party hereto hereby represents and warrants to the other party that the entering into this Employment Agreement, and the obligations and duties undertaken by such party hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he or it is a party.

16. Successors and Assigns. This Employment Agreement may not be assigned by Executive. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and Executive’s heirs and personal representatives and Company’s successors and assigns.

17. Arbitration. If a dispute between the parties arising out of or relating to this Employment Agreement cannot be resolved by informal meetings and discussions, the dispute shall be settled by binding arbitration, and a corresponding award and judgment may be entered in a court of competent jurisdiction. Arbitration of any dispute may be initiated by one party by sending a demand for arbitration to the other party, which demand will preclude any party hereto from initiating an action in any court. The demand must specify the matter in dispute and request the appointment of an arbitration panel. The arbitration panel will consist of one arbitrator named by the Company, one arbitrator named by Executive and a third arbitrator named by the two arbitrators so chosen. The arbitration hearing will be conducted in accordance with the procedural rules set forth in the commercial arbitration rules of the American Arbitration Association. The situs of the arbitration shall be Philadelphia, Pennsylvania.

18. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

If to Company:	Quaker Chemical Corporation
One Quaker Park
901 Hector Street
Conshohocken, PA 19428-0809
Attn: Chairman of the Compensation/Management
Development Committee

If to Executive:	Mr. Ronald J. Naples
411 Wister Road
Wynnewood, PA 19096

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

19. Compliance With Code Section 409A. This Employment Agreement is intended to comply with the requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax thereunder.

20. Severability. If any provision of this Employment Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Employment Agreement.

21. Legal Fees. The Company shall reimburse Executive for reasonable legal fees incurred by him during his lifetime in connection with the negotiation and execution of this Employment Agreement, or its interpretation, or its enforcement, subject to the Reimbursement Rule.

22. Prior Understandings. This Employment Agreement supersedes the Prior Agreement and all other oral or written agreements or understandings between the Company and Executive regarding the subject matter hereof; provided, however, this Employment Agreement shall not affect the rights of Executive under the Quaker Chemical Corporation Deferred Compensation Plan. No change, alteration or modification hereof may be made except in a writing, signed by the parties hereto. The headings in this Employment Agreement are for convenience and reference only and shall not be construed as part of this Employment Agreement or to limit or otherwise affect the meaning hereof.

23. Execution in Counterparts. This Employment Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

24. Choice of Laws. Jurisdiction over disputes with regard to this Employment Agreement shall be exclusively in the courts of the Commonwealth of Pennsylvania, and this Employment Agreement shall be construed and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of laws).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the day and year first above written.

QUAKER CHEMICAL CORPORATION

By:	/s/ Robert H. Rock
Robert H. Rock, Chairman
Compensation/Management Development Committee

/s/ Ronald J. Naples
RONALD J. NAPLES

Exhibit “A”

Quaker Chemical Corporation

Naples Supplemental Retirement Income Program and Agreement (SURP)

Benefit Estimate Assuming Retirement on October 1, 2008

Net Pre-retirement Income

(1) Average of the three highest consecutive years of total salary			$1,217,696.19
	2008	$1,421,875.00
	2007	1,505,166.58
	2006	726,047.00
	2005	674,906.36
	2004	575,000.00
	2003	799,743.38
	2002	600,000.00
	2001	1,188,467.00
	2000	1,163,200.00
	1999	1,073,750.00
	1998	1,024,606.00
	1997	820,092.00
(2) Last full year of base pay			$644,166.58
Plus:
Average of the best three of the last 10 annual incentive bonuses			$821,213.33
	2008	$910,000.00
	2007	861,000.00
	2006	111,047.00
	2005	86,250.00
	2004	0.00
	2003	260,160.00
	2002	100,000.00
	2001	692,640.00
	2000	683,200.00
	1999	648,750.00
(3) Salary Plus Bonus: the larger of (1) and (2)			$1,465,379.91
(4) Actual Social Security Taxes paid on Salary Plus Bonus			$27,572.01
(5) Pennsylvania Income Tax on Salary Plus Bonus at the rate in effect on the retirement date (3.07%)			$44,987.16
(6) Federal Income Tax on Salary Plus Bonus			$479,009.52
(7) Net pre-retirement income: (3) - (4) - (5) - (6)			$913,811.22

Quaker Chemical Corporation

Naples Supplemental Retirement Income Program and Agreement (SURP)

Benefit Estimate Assuming Retirement on October 1, 2008

Net Post-retirement Income

(8) Annual benefit from Quaker Chemical’s Pension Plan payable as a single life annuity on the assumed retirement date	$10,141.48
(9) Annual Social Security benefit payable on the assumed retirement date, assuming the participant is married and his spouse is the same age: PIA x 12 x 1.5	$31,662.00
(10) Pennsylvania Income Tax, if any, on the Pension Plan and Social Security benefits	$0.00
(11) Federal Income Tax on the Pension Plan and Social Security benefits	$0.00
(12) Net post-retirement income: (8) + (9) - (10) - (11)	$41,803.48

SURP Benefit Payable in the Single Life Annuity Form

(13) 80% x net pre-retirement income in (7) to determine the target SURP benefit	$731,048.98
(14) Annual SURP benefit payable as a single life annuity on the normal retirement date: (13) - (12)	$689,245.50
(15) Longevity factor, if any	1.0000
(16) Early retirement reduction factor, if any	1.0000
(17) Annual SURP benefit as of the assumed retirement date, payable in the single life annuity form: (14) x (15) x (16)	$689,245.50

SURP Benefit Payable in Three Guaranteed Installments

(18) Factor for converting the annual benefit in (17) to a present value of benefits	12.6459
(19) Present value of the SURP benefit: (17) x (18)	$8,716,129.67
(20) Factor for converting the present value in (19) to three guaranteed installments	2.8425
(21) SURP benefit as of the assumed retirement date, payable in three guaranteed installments: (19) x (20)	$3,066,405.14

Exhibit “B”

Membership Dues and Fees:

The Harvard Business School Club

World President Organization

The CEO Organization

Global Interdependence Center

World Affairs Council

Foreign Policy Research Institute

Sunday Breakfast Club

White House Fellows Association